AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 2007
REGISTRATION NO. _______________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

  Amended Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CRC CRYSTAL RESEARCH CORPORATON

(Exact name of Registrant as specified in its charter)

Nevada	86-0728263
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

4952 East Encanto Street
Mesa, Arizona 85205

Issuer's telephone number: (480) 452-3301
Issuer's facsimile number:  (480) 832-6187

(Address of Principal Executive Offices and contact information, including ZIP Code)

2007 Non-Qualified Stock Compensation Plan

(Full title of the plan)

Dennis H. Johnston, Esq.
9422 Canfield
La Habra, California  90631

(Name and address of agent for service)

(310) 666-2133

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

$.001 par value common stock	2,000,000	$ 1.00	$2,000,000	$78.60
$.001 par value common stock underlying stock options	2,000,000	$ 1.00	2,000,000	78.60
TOTALS	4,000,000		$4,000,000	$157.20

(1)
This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low bid prices reported on the OTC Bulletin Board as of  December 3, 2007

PROSPECTUS

CRC Crystal Research Corporation.

4,000,000 Shares of Common Stock

This prospectus relates to the offer and sale by CRC Crystal Research Corporation., a Nevada corporation, of 4,000,000 shares of its $.001 par value per share common stock to employees, directors, officers, consultants, advisors and other persons associated with CRC Crystal Corporation, pursuant to the 2007 Non-Qualified Stock Compensation Plan (the Stock Plan). Pursuant to the Stock Plan, CRC Crystal Research Corporation. is registering hereunder and then issuing, upon receipt of adequate consideration therefore, 2,000,000 shares of common stock and 2,000,000 options to purchase shares of common stock, for a total registration and issuance of 4,000,000 shares of common stock.

The common stock is not subject to any restriction on transferability.  Recipients of shares other than persons who are affiliates of  CRC Crystal Research Corporation. within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way per CRC Crystal Corporation permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale.  The common stock is traded on the OTC Bulletin Board under the symbol CYSA.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 3, 2007

This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the Securities Act), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the Commission) under the Securities Act.  The statements in this prospectus as to the contents of any contract or other documents filed as an exhibit to either the registration statement or other filings by CRC Crystal Research Corporation with the Commission are qualified in their entirety by reference thereto.

A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request.  Requests should be addressed to:  CRC Crystal Research Corporation. 4952 East Encanto Street Mesa, Arizona 85205 Their telephone number is (480) 452-3301.

CRC Crystal Research Corporation. is subject to the reporting requirements of the Securities Exchange Act of 1934 (the Exchange Act) and in accordance therewith files reports and other information with the Commission.  These reports, as well as the proxy statements and other information filed by CRC Chrystal Research Corporation under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.W., Washington D.C. 20549-0405.   In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission

No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other in CRC Crystal Research Corporation formation or representation must not be relied upon as having been authorized by .  This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of since the date hereof of CRC Crystal Research Corporation.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a)

PROSPECTUS FOR CRC CRYSTAL RESEARCH CORPORATION

Item 1.  The Plan Information.

The Company

CRC Crystal Research Corporation has its principal executive offices at 4952 East Encanto Street, Mesa, Arizona 85205. Their telephone number is (480) 452-3301.

Purpose

CRC Crystal Research Corporation will issue common stock and award options to employees, directors, officers, consultants, advisors and other persons associated with  pursuant to the Stock Plan, which has been approved by the Board of Directors of  The Stock Plan is intended to provide a method whereby  may be stimulated by the personal involvement of its employees, directors, officers, consultants, advisors and other persons in CRC Crystal Research Corporation business and future prosperity, thereby advancing the interests of the business practice and all of its shareholders of  CRC Research Crystal Corporation. A copy of the Stock Plan has been filed as an exhibit to this registration statement. Of the 4,000,000 shares of the common stock referenced in this Prospectus, shares may be issued pursuant to consulting and professional retainer agreements executed by their lawyers and others.

Common Stock and Options

The Board has authorized the issuance of 2,000,000 shares of the common stock and 2,000,000 options to purchase the common stock at the fair market value thereof to certain of the above-mentioned persons upon effectiveness of this registration statement.

No Restrictions on Transfer

Recipients of shares of common stock will become the record and beneficial owner of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.  Recipients of options will become the record and beneficial owner of said options and have the right to exercise them at a price equal to the fair market value per share of the underlying shares of common stock and receive such shares of common stock.

Tax Treatment to the Recipients

The common stock and options are not qualified under Section 401(a) of the Internal Revenue Code.  A recipient, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares and options are subject to a substantial risk of forfeiture.  Accordingly, absent a specific contractual provision to the contrary, the recipient will receive compensation taxable at ordinary rates equal to the fair market value of the shares and the options on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer.  Each recipient is urged to consult his tax advisors on this matter.

Tax Treatment to the Company

The amount of income recognized by a recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by CRC Crystal Research Corporation for federal income tax purposes in the taxable year of the company during which the recipient recognizes income.

Item 1.  The Plan Information. - continued

Restrictions on Resale

In the event that an affiliate of CRC Crystal Research Corporation acquires shares of common stock or options hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act.  Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called profit, as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to CRC Crystal Research Corporation.  Services rendered have been recognized as valid consideration for the purchase of shares in connection with the profit computation under Section 16(b) of the Exchange Act.  CRC Crystal Research Corporation  has agreed that for the purpose of any profit computation under Section 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered.  Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Item 2.  Registrant Information and Employee Plan Annual Information

A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request.  Requests should be addressed to: 4952 East Encanto Street, Mesa, Arizona 85205.  Their telephone number is (480) 452-3301.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the "Commission") by CRC Crystal Research Corporation, a Nevada corporation (the "Company"), are incorporated herein by reference:

a.	The Company's latest Report on Form 10-SB for the period ended September 30, 2007 , filed with the Securities and Exchange Commission dated as of November 14, 2007.

b.	The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2006; and

c.
All other documents filed by the Company after the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of any post-effective amendment to this registration statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Class of Securities being registered pursuant to the Plan are registered securities under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

The financial statements of CRC Inc. are incorporated by reference in this prospectus as of and for the year ended December 31, 2006, and have been audited by Moore & Associates, Chartered  independent certified public accountants, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

Dennis H. Johnston, Attorney at Law, has rendered an opinion on the validity of the securities being registered.  Mr. Johnston is not an affiliate of CRC Crystal Research Corporation.

Item 6.  Indemnification of Officers, Directors, Employees and Agents.

Reference is hereby made to the provisions of the Nevada Business Corporation Act, which provides for indemnification of directors and officers under certain circumstances. The Registrant's Articles of Incorporation and Bylaws provide that the Company shall, to the fullest extent permitted by the laws of the State of Nevada, indemnify any director, officer, employee and agent of the corporation against expenses incurred by such person by reason of the fact that he serves or has served the corporation in such capacity. Indemnification under the Company's Articles Bylaws is nonexclusive of any other right such persons may have under statute, agreement, bylaw or action of the Board of Directors or shareholders of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CRC Research Crystal Corporation pursuant to the foregoing provisions, CRC Research Crystal Corporation has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

(a)	The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by reference:

Exhibit No.	Title

5.1	Legal opinion of Dennis H. Johnston, Esq.

10.1	2007 Non-Qualified Stock Compensation Plan

23.1	Consent of Dennis H. Johnston, Esq.

23.2	Consent of Moore & Associates Charted

Item 9.  Undertakings.     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)
include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrants annual report pursuant to Section 13(a) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Meza, Arizona, on December 3, 2007.

CRC Crystal Research Corporation
(Registrant)

By:	/s/ Dr. Kiril Pandelisev
Dr. Kiril Pandelisev
President, CEO and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints  Dr. Kiril A. Pandelisev as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for  her and in her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Principal Executive Officer:

/s/ Dr. Kiril Pandelisev	President, C.E.O. and Director	December 3, 2007
Dr. Kiril Pandelisev

/s/ Lt. Gen. Charlie Searock	Director	December 3, 2007

/s/ Dr. Don Jackson	Director	December 3, 2007

/s/ Dr. Shariar Motakef	Director	December 3, 2007

The Plan pursuant to the requirements of the Securities Act of 1933, the board of directors have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Meza, Arizona, on December 3, 2007.

CRC Crystal Research Corporation
Consultant and Employee Stock Compensation Plan

By:	/s/ Dr. Kiril Pandelisev
Dr. Kiril Pandelisev, President

INDEX TO EXHIBITS

Exhibit No.	Title

5.1	Legal opinion of Dennis H. Johnston, Esq.

10.1	2007 Non-Qualified Stock Compensation Plan

23.1	Consent of Dennis H. Johnston, Esq.

23.2	Consent of Moore & Associates